Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statement (No. 333-258700) on Form S-4 of CBRE Acquisition Holdings, Inc. of our report dated October 26, 2021 with respect to the financial statements of TGCOP HoldCo, LLC, which report appears in the Form 8-K of CBRE Acquisition Holdings, Inc. dated November 10, 2021.

/s/ KPMG LLP

New York, New York

November 10, 2021